UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                          DYNA-CAM ENGINE CORPORATION
_______________________________________________________________
                (Name of Registrant as Specified in its Charter)


                                       N/A
_______________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
_______________________________________________________________

(2) Aggregate number of securities to which transaction applies:
_______________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________

(4) Proposed maximum aggregate value of transaction:
_______________________________________________________________

(5) Total fee paid:
_______________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
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(4) Date Filed:
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

                          DYNA-CAM ENGINE CORPORATION
                       14647 South 50th Street, Suite 130
                             Phoenix, Arizona 85044


                                    NOTICE OF
                      SPECIAL MEETING OF THE STOCKHOLDERS
                        TO BE HELD FRIDAY, APRIL 2, 2004


To the holders of Common Shares:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Dyna-Cam Engine Corporation, a Nevada corporation (the "Company," "we," "us" or "our") will be held on Friday, April 2, 2004 at 3:00 p.m., local time, at 14647 South 50th Street, Suite 130, Phoenix, Arizona 85044. The purpose of the Special Meeting is as follows:

1. To approve a reverse stock split of our common stock ("Common Shares"), pursuant to which each fifty outstanding Common Shares would be exchanged for one newly issued Common Share. Under the terms of the reverse stock split, Stockholders holding between 100 and 5,000 Common Shares as of the record date will receive 100 Common Shares after the reverse stock split. Stockholders holding less than 100 Common Shares as of the record date will not be affected by the reverse stock split. No fractional shares will be issued for any fractional share interest created by the reverse stock split. Stockholders will receive a full Common Share for any fractional share interests created by this reverse stock split. Under the terms of the reverse stock split, our outstanding Series A through Series F Warrants will not be affected by the reverse stock split and will be exercisable into the same number of Common Shares as before the reverse stock split.

2. To approve an amendment to our Articles of Incorporation to change the Company's name from Dyna-Cam Engine Corporation to Chiste Corporation or such other name as is determined and proposed at the Special Meeting.

3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.
     Approval of each of the actions enumerated above will be submitted to a vote of the Stockholders at this Special Meeting. Our Board of Directors, with recommendation that the same be authorized, adopted and ratified by the Stockholders, has approved the actions contemplated herein. Our Board of Directors has fixed the close of business on Wednesday, March 10, 2004, as the record date for determination of Stockholders entitled to receive this notice and to vote at this Special Meeting or any adjournments thereof.


     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SPECIFY YOUR CHOICES ON THE ENCLOSED BALLOT AND DATE, SIGN AND RETURN THE PROXY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. YOUR COOPERATION IN PROMPTLY SIGNING AND RETURNING YOUR BALLOT WILL HELP AVOID FURTHER SOLICITATION EXPENSE TO THE COMPANY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                             By Order of the Board of Directors,

                                                         /s/ Michael S. Williams

                                                         Michael S. Williams
                                                         President and CEO

Phoenix, Arizona
Dated: March 12, 2004




                             YOUR VOTE IS IMPORTANT
          TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE
           MARK, SIGN, DATE AND RETURN THE ENCLOSED BALLOT AS SOON AS
          POSSIBLE IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL
         MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A BALLOT.

                          DYNA-CAM ENGINE CORPORATION
                       14647 South 50th Street, Suite 130
                             Phoenix, Arizona 85044

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, APRIL 2, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Dyna-Cam Engine Corporation, a Nevada corporation, (the "Company," "we," "us," "our"), for use at the Special Meeting of Stockholders to be held on Friday, April 2, 2004, at 3:00 p.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at 14647 South 50th Street, Suite 130, Phoenix, Arizona 85044. The Company intends to mail this proxy statement and accompanying proxy on or about Friday, March 12, 2004 to all Stockholders entitled to vote at the Special Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to Stockholders. Solicitations will be made only by the use of the mails, except that, if deemed desirable, our officers may solicit proxies by telephone, email, facsimile or personal calls. Our officers will not be paid additional compensation for soliciting proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names Common Shares beneficially owned by others to forward to such beneficial owners. We may reimburse banks, brokerage houses, fiduciaries and custodians representing beneficial owners of Common Shares for their costs of forwarding solicitation materials to such beneficial owners.

VOTING RIGHTS AND OUTSTANDING COMMON SHARES

     Our Board of Directors has fixed the close of business on Wednesday, March 10, 2004, as the record date for the determination of the Stockholders entitled to receive notice of and to vote at this Special Meeting (the "Record Date"). Common Shares are entitled to one vote per share on all matters to be voted upon at the Special Meeting.

     Common Shares not represented by properly executed proxies will not be voted. Where a Stockholder specifies a choice in a proxy with respect to any matter to be acted upon, the Common Shares represented by such proxy will be voted as specified. When a Stockholder does not specify a choice, in any otherwise properly executed proxy, with respect to the proposal referred to herein, Common Shares represented by such proxy will be voted with respect to such proposal in accordance with the recommendations of our Board of Directors described herein.

     A quorum is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding Common Shares is represented by votes at the Special Meeting or by proxy. Approval of each of these proposals requires the affirmative vote of the holders of at least a majority of all outstanding Common Shares. Common Shares represented at the Special Meeting as the result of proxies marked "abstain" will be counted for purposes of determining the existence of a quorum at the Special Meeting, but will not be voted. This will have the same effect as a vote against each of the proposals. Stockholders have no cumulative voting rights. Common Shares held by brokers will not be considered entitled to vote on matters as to which the brokers have not received authority to vote from beneficial owners. The effect of a broker non-vote will be that the Common Shares represented will be counted for purposes of determining whether a quorum is present, but will not be counted towards the vote total for any proposal. This will have the same effect as a vote against each of the proposals.

     On the record date, there were 42,576,085 Common Shares entitled to vote at the Special Meeting. As of the record date, there were approximately 235 holders of record of our Common Shares. We believe we have approximately 100 holders with their Common Shares in "street" name. As of the Record Date, Aztore Holdings, Inc. ("Aztore") and its affiliates owned 29,984,639 Common Shares, or approximately 70.4% of the votes entitled to be cast at the Special Meeting. Management of Aztore has stated that they intend to cause Aztore and any controlled affiliates to vote for the ratification of all the matters being proposed to the Stockholders at the Special Meeting.

COMMON SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

     Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company's proxy.

REVOCABILITY OF PROXIES

     A Stockholder who signs and returns a proxy in the accompanying form may revoke it by: (i) giving written notice of revocation to our Secretary before the proxy is voted at the Special Meeting on the meeting date; (ii) executing and delivering a later-dated proxy; or (iii) attending the Special Meeting on the meeting date and voting his or her Common Shares in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

BACKGROUND

     Starting during our 2001 fiscal year, the Company obtained new funding and sought to continue the development of the Dyna-Cam Engine. The capital obtained was insufficient to complete this plan. Only two engines were built and none sold. To resolve our severe financial problems related to this failed plan, we entered into an agreement with our secured creditors to dispose of the assets related to the Dyna-Cam Engine to reduce the debt owed our secured creditors (the "Asset Disposition"). Immediately after executing the agreement documenting the Asset Disposition, which was effective on June 30, 2003, we started to actively seek acquisition candidates. Our sole strategy since June 30, 2003 has been to attempt to acquire an operating business. Although there is no assurance that this acquisition plan will be successful, we believe we can complete an acquisition or merger, which will enable the Company to continue as a going concern. However, because we have no current operations or assets and significant remaining liabilities, it is highly likely that any acquisition or merger will significantly dilute current Stockholders' ownership. Successful implementation of this acquisition plan will depend on, among other things, our ability to restructure the obligations remaining after the Asset Disposition, to identify a suitable acquisition candidate (the "Target") and to acquire the Target on acceptable terms.

                                     ------
                                  PROPOSAL ONE
                                  ------------
                        TO APPROVE A REVERSE STOCK SPLIT

     On December 29, 2003, our Board of Directors approved a reverse stock split of all outstanding Common Shares at an exchange ratio of one-to-fifty. Our Board of Directors has recommended that the reverse stock split be presented to the Stockholders for approval. You are now being asked to vote upon this reverse stock split whereby fifty Common Shares will be combined into one Common Share. The reverse stock split will not change the number of authorized Common Shares nor will the reverse stock split change the par value of our Common Shares. If the reverse stock split is affected, we will not issue certificates for fractional shares. Instead, Stockholders who otherwise would be entitled to a fractional share will receive a full Common Share for such fractional share interest. There will be no change in the number of Stockholders as a result of the reverse stock split. There is no intention to take the Company private because of the reverse stock split or otherwise.

     We are presently authorized under our Certificate of Incorporation to issue 65,000,000 Common Shares. We are not proposing to reduce the amount of authorized Common Shares. On the record date, there were 42,576,085 Common Shares outstanding. With an authorized number of 65,000,000 Common Shares remaining unchanged, the number of unissued Common Shares that will be available for future issuance will increase dramatically after the proposed reverse stock split.

SPECIAL TREATMENT OF STOCKHOLDERS HOLDING 5,000 OR FEWER COMMON SHARES.

     Our Board of Directors approved special treatment of Stockholders holding 5,000 or fewer Common Shares to prevent such Stockholders from holding less than 100 Common Shares after the reverse stock split. Stockholders holding 5,000 or fewer Common Shares but at least 100 Common Shares as of the record date will receive 100 Common Shares after the reverse stock split. The reverse stock split will not affect the Common Shares held by Stockholders holding less than 100 Common Shares as of the record date. The result of this special treatment is that an estimated 13,225 additional Common Shares will be outstanding than if the reverse stock split identically affected all Stockholders. This represents approximately 1.56% of the total Common Shares outstanding after the reverse stock split.

SPECIAL TREATMENT OF WARRANT HOLDERS

     Our Board of Directors approved special treatment of our outstanding warrants. There currently are outstanding warrants to purchase a total of 2,400,000 Common Shares. These warrants were issued in six series designated Series A through F, each series consisting of warrants to purchase 400,000 Common Shares. Approximately 60 holders hold these warrants. The Series A and Series B Warrants allow the holders to acquire Common Shares at $2.00 per share (pre-reverse stock split basis). The Series C and Series D Warrants allow the holders to acquire Common Shares at $4.00 per share (pre-reverse stock split basis). The Series E and Series F Warrants allow the holders to acquire Common Shares at $6.00 per share (pre-reverse stock split basis). All of the warrants currently expire on June 30, 2004. Our Board of Directors may extend the expiration date at their discretion. Each warrant is callable for a price of $.0001 per warrant at any time.

     Under the proposed reverse stock split, the Series A through F Warrants will receive special treatment so that each warrant can be exercised into the same number of Common Shares for which such warrant could be exercised prior to the reverse stock split. Without such special treatment, the outstanding warrants would be impacted by the reverse stock split; wherein after the reverse stock split, there would be Series A and Series B Warrants outstanding which would allow the holders to acquire 16,000 Common Shares at $100.00 per share, Series C and Series D Warrants outstanding which would allow the holders to 16,000 acquire Common Shares at $200.00 per share and Series E and Series F Warrants outstanding which would allow the holders to acquire 16,000 Common Shares at $300.00 per share. Thus, the effect of the special treatment is to lower the exercise price of each warrant and to increase the number of Common Shares into which each warrant is exercisable. The warrants will continue to be callable at anytime for $.0001 per warrant.

     Our Board of Directors believes that the special treatment of our outstanding Series A through F warrants will benefit the Company, and thereby our Stockholders, by providing continued incentives for the exercise of its warrants. Our Board of Directors believes the special treatment of our outstanding Series A through F warrants is to the benefit of the holders as well, since a warrant afforded this special treatment entitles the holder to purchase Common Shares on a post-reverse stock split basis at a price where the warrant may be exercised in the foreseeable future. Without this special treatment, for each pre-reverse stock split share issuable on exercise of the warrant, the warrant holder would receive only 1/50 (2%) of a Common Share.

REASONS FOR THE REVERSE STOCK SPLIT

     Insufficient available authorized Common Shares. Our current business plan
     -----------------------------------------------
is to acquire an operating business. As disclosed in our most recent Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003 filed with the Securities and Exchange Commission (the "SEC") on March 5, 2004, we owe creditors and noteholders approximately $810,000 and we have no assets and no operations. Any acquisition or merger will require the Company to issue a significant number of Common Shares. In addition, the conversion rights granted to our creditors and noteholders will also require the Company to issue a significant number of Common Shares and thereby increase the dilution significantly. The reverse stock split will make available additional authorized Common Shares so we can execute our business plan and have available additional authorized Common Shares for other needs.

     To facilitate an acquisition, our Board of Directors desire to make Common Shares available for issuance without the delay of a further stockholders' meeting, which may allow us a competitive advantage when competing for an acquisition candidate. Therefore, although there is no firm commitment to acquire any Target, our Board of Directors has decided to seek approval of the proposed reverse stock split immediately.

     Improved marketability of our Common Shares. Our Board of Directors also
     --------------------------------------------
believes that the increased market price of our Common Shares expected as a result of a reverse stock split will improve the marketability and liquidity of our Common Shares and will encourage interest and trading in our Common Shares. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.

     Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per Common Share can result in individual Stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, there can be no assurances that the market price will increase as a result of the reverse stock split and, if increased, that such price will be maintained. Further, there can be no assurances given that a higher market price as a result of the reverse stock split will encourage more broker-dealers or investors to become involved in our Common Shares.

     It should also be noted that the liquidity of our Common Shares might be adversely affected by the proposed reverse stock split given the reduced number of Common Shares that would be outstanding after the reverse stock split. Our Board of Directors anticipates, however, that the expected higher market price as a result of the reverse stock split will reduce, to some extent, the negative effects on the liquidity and marketability of our Common Shares inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     Our Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

EFFECTS OF THE REVERSE STOCK SPLIT

     After approval of the proposed reverse stock split, each Stockholder, except those Stockholders owning 100 or fewer Common Shares, will own a reduced number of Common Shares. Approximately 865,000 Common Shares would be outstanding after the proposed reverse stock split, based on 42,576,085 Common Shares outstanding as of the record date and giving consideration to the special treatment of stockholders holding 5,000 or fewer Common Shares. Approximately 2,400,000 Common Shares will be reserved for issuance pursuant to outstanding warrants.

     Under the proposed reverse stock split, the number of authorized Common Shares will not be reduced. This will increase significantly the ability of our Board of Directors to issue authorized and unissued Common Shares without further Stockholder action. The issuance in the future of such additional authorized Common Shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding Common Shares. The effective increase in the number of authorized but unissued Common Shares may be construed as having an anti-takeover effect by permitting the issuance of Common Shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions our Articles of Incorporation or bylaws.

     Under the special treatment of the outstanding warrants, it is more likely that the outstanding warrants will be exercised because the value of a single Common Share should increase under the reverse stock split while the exercise price of the warrants will remain the same. In addition, because the number of Common Shares a warrant holder may purchase under the outstanding warrants will not change under the special treatment while the total amount of outstanding Common Shares will decrease, the potential dilutive effect of the exercise of each warrant will increase after the reverse stock split. For these reasons, the issuance of Common Shares pursuant to warrants subject to the special treatment may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding Common Shares. However, because the holders of our warrants will pay value for their Common Shares and because the special treatment will allow the warrants to serve their intended purpose of providing continued incentives to the holders of those warrants, we believe that the reverse stock split and the special treatment will benefit the Company.

     Because the Common Shares held by Stockholders holding 100 or less Common Shares will not be affected by the reverse stock split and because Stockholders holding 5,000 or fewer Common Shares but at least 100 Common Shares as of the record date will receive 100 Common Shares after the reverse stock split, the proposed reverse stock split will not increase the number of Stockholders who own "odd lots" of less than 100 Common Shares. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 Common Shares.

     In addition, because the Common Shares held by Stockholders holding less than 100 Common Shares will not be affected by the reverse stock split and because Stockholders holding 5,000 or fewer Common Shares but at least 100 Common Shares as of the record date will receive 100 Common Shares after the reverse stock split, the reverse stock split will not affect all Stockholders uniformly and will adversely affect the percentage ownership interest of Stockholders holding more than 100 Common Shares, particularly those holding more than 5,000 Common Shares. Because of the special treatment afforded these Stockholders, proportionate voting rights and other rights and preferences of the holders of Common Shares who hold more than 100 Common Shares, particularly those who hold more than 5,000 Common Shares, will also be adversely affected by the proposed reverse stock split. However, this special treatment will only result in an estimated 13,225 additional Common Shares being outstanding than if all Stockholders were identically affected by the reverse stock split. This represents approximately 1.56% of the total Common Shares outstanding after the reverse stock split.

     Management estimates that it will cost approximately $10,000 in the aggregate to accomplish the reverse stock split. Such amount includes payment for such costs as printing fees, transfer agent fees and legal fees in connection with the reverse stock split and the preparation of this proxy solicitation.

EXCHANGE OF STOCK CERTIFICATES

     If the proposed reverse stock split is approved, Stockholders (at their option and at their expense) may exchange their stock certificates representing pre-reverse stock split Common Shares for new certificates representing post-reverse stock split Common Shares. Stockholders are not required to exchange their stock certificates. No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS REQUESTED TO DO SO.

ACCOUNTING CONSEQUENCES

     If the proposed reverse stock split is approved, the par value per share of our Common Shares would remain unchanged at $0.001 per share. As a result, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the Common Shares will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per Common Share net income or loss and net book value will be increased because there will be fewer Common Shares outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse stock split.

MATERIAL FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only Stockholders who hold the pre-reverse stock split Common Shares and post-reverse stock split Common Shares as capital assets. It does not purport to be complete and does not address Stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign Stockholders, Stockholders who hold the pre-reverse stock split Common Shares as part of a straddle, hedge, or conversion transaction, Stockholders who hold the pre-reverse stock split Common Shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), Stockholders who are subject to the alternative minimum tax provisions of the Code, and Stockholders who acquired their pre-reverse stock split Common Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each Stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization, a Stockholder generally will not recognize a gain or loss on the reverse stock split. The aggregate tax basis of the post-reverse stock split Common Shares received will be equal to the aggregate tax basis of the pre-reverse stock split Common Shares exchanged therefore, and the holding period of the post-reverse stock split Common Shares received will include the holding period of the pre-reverse stock split Common Shares exchanged. No gain or loss will be recognized by the Company as a result of the reverse stock split.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of our Common Shares outstanding on the record date will be required to approve the reverse stock split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL ONE.


                                  PROPOSAL TWO
                                  ------------
                  TO APPROVE CHANGING THE NAME OF THE COMPANY

     On December 29, 2003, our Board of Directors approved an amendment to our Articles of Incorporation to change the Company's name to Chiste Corporation or such other name as is determined, proposed and approved at the Special Meeting. Our Board of Directors has recommended that the proposed amendment be presented to the Stockholders for approval. You are now being asked to vote upon an amendment to our Articles of Incorporation to approve the proposed name change. The text of the form of the Certificate of Amendment containing the proposed amendment to our Articles of Incorporation is attached to this proxy statement as Appendix A. The Company shall have the right to make any additional changes to the form of the Certificate of Amendment included in Appendix A as required by the Secretary of State of the State of Nevada to complete such filing.

REASON FOR THE NAME CHANGE

     In accordance with the agreement documenting the Asset Disposition, which was effective on June 30, 2003, we agreed with the buyer of our assets that the Company would change its name to avoid any confusion with the buyer, who retained the rights to "Dyna-Cam Engine." We desire to change our name to a name that reflects either the Target or the Target's business.

EFFECT OF AMENDMENT

     If the name change is approved, a Certificate of Amendment will be filed with the office of the Secretary of State of the State of Nevada changing our name to Chiste Corporation or such other name as is determined, proposed and approved at the Special Meeting. The proposed name change would become effective on the date of filing of a Certificate of Amendment with the office of the Secretary of State of the State of Nevada.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of our Common Shares outstanding on the record date will be required to approve an amendment to our Articles of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.


CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of our Common Shares as of the record date by: (i) each director; (ii) each of the executive officers named; (iii) all executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Shares. The following table does not reflect the changes in ownership interest that would result from the reverse stock split.



         Name and Address         Common Shares Held (1)  Percentage (1)
         ----------------         ------------------      ----------

Michael S. Williams (2)
14647 S. 50th Street, Suite 130
Phoenix, AZ  85044-6475                       29,984,639  70.4%

Lanny R. Lang (2)
14647 S. 50th Street, Suite 130
Phoenix, AZ  85044-6475                       29,984,639  70.4%

Aztore Holdings, Inc. (2)
14647 S. 50th Street, Suite 130
Phoenix, AZ  85044-6475                       29,984,639  70.4%

Chasseur Holdings, Inc. (3)
14647 S. 50th Street, Suite 130
Phoenix, AZ  85044-6475                        2,000,000   4.7%

Total officers and directors as a
 group (2 persons)                            29,984,639  70.4%


(1) Amounts and percentages based on a total of 42,576,085 Common Shares outstanding. There are no Common Shares issuable under the employee stock option plan.

(2) Amounts and percentages include 27,984,639 Common Shares held by Aztore Holdings, Inc. and 2,000,000 Common Shares held by Chasseur Holdings, Inc. Mr. Williams is the President and Chief Portfolio Officer and Mr. Lang is the Chief Financial Officer of both Aztore and Chasseur. Mr. Williams and Mr. Lang are deemed through their direct and indirect ownership of Aztore and Chasseur to have voting control of all Common Shares held by these companies. Mr. Williams and Mr. Lang disclaim any ownership other than as beneficially held through their direct and indirect ownership of Aztore and Chasseur.

(3) Aztore owns controlling interest in Chasseur and is deemed through this ownership to have voting control of all Common Shares held by Chasseur. Aztore and Messrs. Lang and Williams disclaim any ownership other than as beneficially held through its direct ownership and indirect ownership of Chasseur.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Stockholders sharing the same address by delivering a single proxy statement addressed to those Stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for Stockholders and cost savings for companies.

     This year, brokers with account holders who are Company Stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Company,
Attention: Corporate Secretary, 14647 South 50th Street, Suite 130, Phoenix, Arizona 85044. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

     Our Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

     For additional information regarding the Company, including the most recent annual and quarterly financial statements and Management's Discussion and Analysis and Plan of Operations with respect thereto, see the SEC's website at www.sec.gov. Our Annual Report on Form 10-KSB for the year ended March 31, 2003, as filed with the SEC on August 7, 2003, is included with this proxy statement and is incorporated herein by reference.



                                             By Order of the Board of Directors,

                                                         /s/ Michael S. Williams

                                                         Michael S. Williams
                                                         President and CEO



Phoenix, Arizona
Dated: March 12, 2004

                                   APPENDIX A

                    FORM OF CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          DYNA-CAM ENGINE CORPORATION

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                          DYNA-CAM ENGINE CORPORATION


     THE UNDERSIGNED, for the purpose of amending the Articles of Incorporation of Dyna-Cam Engine Corporation (the "Corporation") under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Revised Statutes and the acts mandatory thereof and supplemental thereto), hereby declare that:

     1. Section First of the Articles of Incorporation of the Corporation has been amended in its entirety as follows:

     FIRST:     The name of the corporation (hereinafter called the
"Corporation") is:
                    Chiste Corporation

     2. This amendment was adopted as of April 2, 2004 by consent of the holders of _____________ Common Shares of the Corporation which amount constituted a majority of the outstanding Common Shares of the Corporation entitled to vote thereon.

     THE UNDERSIGNED, being the President of the Corporation, hereby makes and files this Certificate of Amendment to the Articles of Incorporation and hereby declare and certify that the above statements are true and correct as of the date hereof.

     DATED this 2nd day of April 2004.


                                                  Michael S. Williams, President


Attest:


Lanny R. Lang, Secretary

                          DYNA-CAM ENGINE CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 2, 2004

     The undersigned hereby appoints Michael S. Williams and Lanny R. Lang, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the Common Shares of Dyna-Cam Engine Corporation, a Nevada corporation (the "Company"), which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held on Friday, April 2, 2004 at 3:00 p.m., local time, at 14647 South 50th Street, Suite 130, Phoenix, Arizona 85044, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the Special Meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY /*/

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 1: To approve a reverse stock split of the Company's Common Shares, pursuant to which: each fifty outstanding Common Shares would be exchanged for one Common Share; Stockholders holding between 100 and 5,000 Common Shares will receive 100 Common Shares; Stockholders holding less than 100 Common Shares will not be affected; and the Company's outstanding Series A through Series F
Warrants will not be affected.   For: [ ]  Against [ ]  Abstain [ ]

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 2: To approve an amendment to the Company's Articles of Incorporation to change the Company's name from Dyna-Cam Engine Corporation to Chiste Corporation or such other name as is determined, proposed and approved at the
Special Meeting.   For: [ ]  Against [ ]  Abstain [ ]

     Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

[NAME(S)]

Signature______________________________________Date_______________________2004



Signature______________________________________Date_______________________2004